Exhibit 99.3

PRESS RELEASE

ENERGY TRANSFER PARTNERS TO PURSUE
$550 MILLION PRIVATE PLACEMENT OF SENIOR NOTES
AND REFINANCE EXISTING ETC OLP SECURED CREDIT FACILITY

     Energy Transfer Partners, L.P. announced today that it plans to issue $550 million of its unsecured senior notes in an offering under Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Partnership also intends to enter into a new $700 million senior unsecured revolving credit facility concurrently with the closing of the senior notes offering. Proceeds from the senior notes offering, together with borrowings under the anticipated new unsecured revolving credit facility and cash on hand, will be used to refinance substantially all of the outstanding indebtedness under the existing secured credit facilities of La Grange Acquisition, L.P. (“ETC OLP”), the Partnership’s midstream and transportation operating subsidiary.

     The senior notes will be issued in one or more series and will rank equally with all of the Partnership’s other unsecured senior indebtedness. The senior notes will be guaranteed by ETC OLP and all of the direct and indirect wholly-owned subsidiaries of ETC OLP. Heritage Operating, L.P. (“HOLP”), the Partnership’s propane operating subsidiary, and all of the direct and indirect subsidiaries of HOLP and Heritage Holdings, Inc. will not guarantee the senior notes.

     The senior notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The Partnership has agreed that after the issuance of the senior notes it will file a registration statement relating to an exchange offer for the senior notes under the Securities Act of 1933.

     This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

     Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas operations include approximately 7,750 miles of natural gas gathering and transportation pipelines with an aggregate throughput capacity of 5.2 billion cubic feet of natural gas per day, with natural gas treating and processing assets located in Texas, Oklahoma, and Louisiana. The Partnership is the fourth largest retail marketer of propane in the United States, serving more that 650,000 customers from 310 customer service locations in 32 states extending from coast to coast, with concentration in the western, upper midwestern, northeastern, and southeastern regions of the United States.

     Forward-looking statements in this release including, without limitation, statements relating to the Partnership’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Partnership’s filings with the Securities and Exchange Commission) that could cause actual results to differ materially from those projected.